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                                                                    EXHIBIT 99.1

                              CONSULTING AGREEMENT

     THIS AGREEMENT is made by and between the undersigned individual ("Consultant") and iEntertainment Network, Inc. ("IEN"), effective as of January
  ----------                                      ---
1, 2001 (the "Effective Date").
              --------------

     WHEREAS, Consultant and IEN have agreed that Consultant will perform services for IEN and that IEN will compensate Consultant for those services, and as a condition to their arrangement, IEN requires that Consultant agrees to protect confidential information of IEN, to assign to IEN intellectual property created in the course of providing services to IEN, and to certain other terms and conditions;

     NOW, THEREFORE, Consultant and IEN agree as follows:

     1.   Consultant's Services. Consultant agrees to use its best efforts,
          ---------------------
skill and knowledge to provide, in accordance with the terms and conditions hereinafter set forth, services of the type or types and at the location or locations described in Appendix A attached hereto and incorporated by reference
                       ----------
herein, for the benefit of IEN or any Affiliate of IEN. As used in this Agreement, "Affiliate of IEN" means any corporation or non-corporate entity that
            ----------------
controls, is controlled by, or is under common control with IEN. A corporation or non-corporate entity, as applicable, will be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation or, in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

     2.   Payment. In full and complete payment for all services provided by
          -------
Consultant and for all obligations assumed by Consultant hereunder, IEN agrees to pay Consultant for services and to reimburse Consultant for his reasonable expenses as set forth in Appendix B.
                         ----------

     3.   Term; Renewal. This Agreement will commence as of the Effective Date,
          -------------
and, unless earlier terminated in accordance with the provisions of this Agreement, will continue for a period of one (1) year; provided, however, that
                                                       --------  -------
this Agreement shall be automatically renewed for successive one (1) year periods for so long as the Consultant shall serve as Chairman of the IEN's Board of Directors, unless IEN notifies the Consultant in writing at least thirty (30) days prior to the end of the then-current term that this Agreement will not be renewed.

     4.   Consultant's Representations.
          ----------------------------

          (a) Consultant hereby represents and warrants that it has the experience, capability, and resources to efficiently and expeditiously perform the services to be provided hereunder in a professional and competent manner.


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          (b)  Consultant represents that its performance of all of the terms of this Agreement and as an independent contractor does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to this Agreement. Consultant represents that Consultant has not entered into, and agrees not to enter into, any agreement either oral or written in conflict with this Agreement.

          (c) Consultant represents that Consultant will not provide to IEN, or use in the performance of Consultant's services for IEN, any materials or documents of a third party that are not generally available to the public, unless Consultant has obtained written authorization from that party for their possession and use and provided IEN with a copy of such authorization.

          (d) Consultant understands that, during the term of this Agreement and Consultant's services for IEN, Consultant is not to breach any obligation of confidentiality that Consultant has to a former employer or any other person or entity.

     5.   Consultant's Confidentiality Obligations.
          ----------------------------------------

          (a) Consultant acknowledges that, in and as a result of Consultant's services for IEN, Consultant will be exposed to and will use and assist in creating information of IEN that IEN desires to keep confidential ("Confidential
                                                                    ------------
Information"). Confidential Information includes, but is not limited to:
-----------
               (1) all documentation, specifications, design concepts, trade secrets, development procedures, internal reports and communications, test data, technical information on the performance and reliability of IEN's products and/or services, the nature and results of research and development activities, and plans for the development or acquisition of future products and/or services or product enhancements by IEN;

               (2) the nature and type of the products and services rendered by IEN and the fees paid by IEN's customers for products and services;

               (3) marketing techniques, marketing plans, mailing lists, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, customer data, customer site information, pricing strategies and other materials or information relating to the manner in which IEN does business;

               (4) any other materials or information related to the business or activities of IEN that are not generally known to others engaged in similar businesses or activities;

               (5) any other materials or information that has been created, discovered or developed by, or otherwise become known to, IEN that have commercial value in the business in which IEN is engaged; and

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               (6)  all ideas that are derived from or relate to Consultant's access to or knowledge of any of the above-enumerated materials and information.

          (b) Consultant further acknowledges that any information or materials that relate to Consultant's services and that are received by IEN or Consultant from third parties in confidence (or subject to non-disclosure covenants) will be deemed to be and will be Confidential Information.

          (c) Failure to mark any information as "confidential" will not affect its status as Confidential Information under the terms of this Agreement.

          (d) Consultant covenants and agrees that Consultant will keep Confidential Information confidential (and will cause its employees and agents to keep confidential), will be responsible for taking reasonable steps to ensure that Confidential Information is not inadvertently disclosed to unauthorized persons, and Consultant will not, except with the prior written consent of senior management of IEN, at any time during or following the termination of this Agreement or Consultant's services for IEN, directly or indirectly, divulge, use, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any Confidential Information.

          (e) The foregoing obligation of confidentiality and non-disclosure will not apply when:

               (1) the Confidential Information was in the public domain at the time of disclosure to Consultant, or at any time after disclosure has become a part of the public domain by publication or otherwise through sources other than Consultant, directly or indirectly, and without fault on the part of Consultant in failing to keep such information confidential; or

               (2) disclosure is required by law or court order, provided Consultant gives IEN prior written notice of any such legal process seeking disclosure so that IEN may contest such process or seek a protective order; or

               (3) disclosure is made with the prior written agreement of the senior management of IEN; or

               (4) the Confidential Information is lawfully disclosed to Consultant after the termination of Consultant's contract with IEN by a third party who is under no obligation of confidentiality to IEN with respect to such information.

     6.   Definition of Inventions. For purposes of this Agreement, the term
          ------------------------
"Inventions" means ideas, concepts, techniques, know-how, improvements, or other information or intellectual property (whether or not reduced to writing and whether or not patentable or protectable by copyright) that Consultant receives, receives access to, conceives of or develops, in whole or in part, as a direct or indirect result of Consultant's services to IEN, in the course of Consultant's services to IEN (in any capacity, whether employee, managerial, planning, technical, sales, research, development, manufacturing, engineering, or otherwise) or through the use of any of

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IEN's information, facilities or resources. Inventions are not limited to technical matters, and include, without limitation, such things as innovative marketing strategies, improved customer lists, novel management or development procedures, or other business ideas or techniques that are protectable as confidential information or trade secrets.

     7.   Ownership and Assignment of Inventions.
          --------------------------------------

          (a) As between Consultant and IEN, all Inventions will be owned by IEN. Consultant hereby assigns to IEN all of Consultant's right, title and interest in any and all Inventions. Consultant agrees that IEN is the sole owner of the copyright in any work that Consultant produces during this Agreement or during Consultant's services for IEN, which was produced as one of the duties of this Agreement or otherwise for or on behalf of IEN. If any Invention is deemed in any way to fall within the definition of "work made for hire" as such term is defined in 17 U.S.C. ss. 101, such work will be considered "work made for hire," copyright of which will be owned solely by, or assigned or transferred completely and exclusively to IEN.

          (b) Consultant agrees to execute any instruments and to do all other things reasonably requested by IEN (both during and after this Agreement or Consultant's services for IEN) in order to more fully vest in IEN all ownership rights in Inventions transferred by Consultant to IEN pursuant to this Agreement. Consultant further agrees to disclose immediately to IEN all Inventions conceived of or developed in whole or in part by Consultant during the term of this Agreement or Consultant's services for IEN and to assign to IEN any right, title or interest Consultant may have in such Inventions.

          (c) Consultant agrees that any idea, invention, discovery, or improvement relating to the business of IEN or to the duties of Consultant with IEN disclosed to third parties within one (1) year after Consultant ceases to provide services to IEN will be presumed to have been conceived or made during the term of this Agreement or Consultant's services for IEN and will be considered an Invention belonging to IEN; and if such is not the fact, that Consultant has the burden of proving the contrary.

          (d) Inventions conceived or made and patents obtained or applied for by Consultant prior to this Agreement will be excluded from this Agreement, and not included in Inventions owned by IEN provided that they are disclosed to IEN, and are described in Appendix C to this Agreement.
                     ----------

          (e) Consultant acknowledges that if IEN does not wish to retain ownership of any Invention, and Consultant wishes to use or develop such Invention for Consultant's own benefit, Consultant will first obtain written permission from senior management of IEN.

     8.   Return of Property. All notes, data, tapes, reference materials,
          ------------------
sketches, drawings, memoranda, models and records in any way relating to any of the information referred to in Section 5 through Section 7 of this Agreement
                               ---------         ---------
(including without limitation, any Confidential Information) or to IEN's business will belong exclusively to IEN and Consultant agrees to turn over to IEN all such materials and all copies of such materials in Consultant's possession or then

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under Consultant's control at the request of IEN or, in the absence of such request, upon the termination of this Agreement or Consultant's services for IEN.

     9.   Remedy. Consultant understands and agrees that IEN will suffer
          ------
irreparable harm in the event that Consultant breaches any of Consultant's obligations under this Agreement and that monetary damages will be inadequate to compensate IEN for such breach. Accordingly, Consultant agrees that, in the event of a breach or threatened breach by Consultant of any of the provisions of this Agreement, IEN, in addition to and not in limitation of any other rights, remedies or damages available to IEN at law or in equity, will be entitled to a permanent injunction in order to prevent or to restrain any such breach by Consultant, or by Consultant's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Consultant.

     10.  Independent Consultant. Consultant understands and agrees that this
          ----------------------
Agreement is not intended to nor does it create any employment contract, and Consultant's relationship to IEN is that of independent contractor. IEN does not assert any control over the activities of Consultant in performing the services necessary to accomplish the objective sought by IEN. Consultant, furthermore, retains full independence in exercising judgment as to the time, place and manner of performing services needed by IEN. IEN will have no liability to Consultant for any employment benefits of any kind, and will have no liability to Consultant or any governmental authority regarding withholding for taxes, unemployment compensation, Social Security, Medicare, and any all similar provisions now or hereafter imposed by any federal or state governmental authority with respect to any payments made by IEN to Consultant, Consultant agrees to indemnify and save IEN and its Affiliates harmless against any and all liability, claims and damages, including, without limitation, costs or expenses (including attorneys' fees and court costs) incurred by IEN or its Affiliates to defend or settle any claim, suits or action relating to the reporting and payment of amounts due any governmental authority on behalf of Consultant or with respect to Consultant, including, but not limited to any such reporting or payment resulting from the reclassification or attempted reclassification of the employment status of Consultant.

     11.  Severability. The provisions of this Agreement will be deemed
          ------------
severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement will in no way affect the validity or enforceability of any other provision (or remaining part thereof).

     12.  Waiver. Failure to insist upon strict compliance with any of the
          ------
terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted under this Agreement at any particular time be deemed a waiver or relinquishment of such rights or power at any time or times. Each party agrees and acknowledges that nothing herein will be construed to prohibit the other party from pursuing any remedies available to it for breach or threatened breach of this Agreement, including the recovery of money damages.

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     13.  Governing Law. This Agreement will be governed by and construed
          -------------
according to the internal laws of the State of North Carolina, without reference to the choice or conflict of law provisions of such laws.

     14.  Notices. Any notice required to be given hereunder will be sufficient
          -------
if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Consultant, to Consultant's address as then shown on IEN's records, and in the case of IEN, to its principal office in the State of North Carolina.

     15.  Benefit. This Agreement is binding upon and will inure to the benefit
          -------
of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. This Agreement will be binding upon IEN and upon any successor corporation. Consultant may not assign any of Consultant's rights or delegate any of Consultant's duties under this Agreement.

     16.  Entire Agreement. This Agreement contains the entire agreement and
          ----------------
understandings by and between IEN and Consultant with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained will be of any force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

     17.  Captions. The captions in this Agreement are for convenience only and
          --------
in no way define, bind or describe the scope or intent of this Agreement.

     18.  Survival of Covenants. The provisions set forth in Section 5 through
          ---------------------                              ---------
Section 9 of this Agreement will survive the termination of this Agreement and
---------
will survive termination of Consultant's services for IEN.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.



Consultant:


____________________________________
JACOB AGAM

IEN:

iENTERTAINMENT NETWORK, INC.

By:_________________________________
Name:_______________________________
Title:______________________________

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                                   Appendix A

     Consultant agrees to provide the services described below at the location(s) described below upon written request by IEN:

                        Types of Services and Location(s)
                        --------------------------------

     Consultant will serve as the Chairman of IEN's Board of Directors, and have the duties, obligations and privileges customarily attendant to such positions, including, but not limited to, the following duties:

     1.   Attending and presiding over meetings of IEN's Board of Directors;

     2. Attending and presiding over meetings of IEN's shareholders and supervising shareholder relations;

     3. Identifying and negotiating with potential investors and purchasers of IEN and participating in decisions related to IEN's financing, debt and liquidity;

     4. Overseeing IEN's management and supervising IEN's business and operations;

     5.   Organizing committees as needed; and

     6. Participating in policy-making decisions regarding IEN's strategic direction, growth, resource allocation, budget, business plans, personnel, financial reporting and accounting, securities, and selection of professional advisors.

                                       A-1




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                                   Appendix B

                                  Compensation
                                  ------------

     Consultant will receive, as total compensation for all services set forth in Appendix A an amount not to exceed One Hundred Seventy-Five Thousand Dollars
   ----------
($175,000.00) plus reasonable expenses, as follows:
  ----------

     1.   Base Compensation. Consultant will receive base compensation of One
          -----------------
Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Base Compensation") for
                                       ----------        -----------------
the period beginning on January 1, 2001 and ending on December 31, 2001, payable in twelve (12) equal monthly installments and for each subsequent annual renewal period of this Agreement; provided, however, that IEN's obligation to pay the
                          --------  -------
Base Compensation to the Consultant will accrue each month and will not become due and payable in the form of cash or cash equivalents unless and until such time as IEN has such cash or cash equivalents on-hand in an amount equal to or greater than Five Hundred Thousand Dollars ($500,000.00) in excess of IEN's
                                             ----------
then-current liabilities, as determined by IEN's independent auditors, at which time the IEN will pay all outstanding amounts then due and payable to the Consultant in cash or cash equivalents and will continue to pay future amounts as they become due.

     2.   Bonus Compensation. Consultant will receive additional compensation of
          ------------------
Fifty Thousand Dollars ($50,000.00) (the "Bonus Compensation"); provided,
                         ---------        ------------------    --------
however, that such Bonus Compensation will not become due and payable to the
-------
Consultant, in cash or cash equivalents or any other form of payment, unless and until IEN consummates either a:

          (a) private placement of its equity securities having an aggregate price of in excess of Five Hundred Thousand Dollars ($500,000) Dollars;

          (b)  a merger;

          (c)  a sale of all or substantially all of IEN's assets;

          (d) a sale of one or both of IEN's operating businesses as such businesses exist as of the Effective Date of the Agreement to which this Exhibit A is annexed; or
                          ---------

          (e) other similar extraordinary corporate transaction approved by IEN's Board of Directors if IEN's Board of Directors determines, in its sole discretion, that the Consultant has played a substantial role in such transaction.

IEN may refuse to enter into any transaction without incurring any liability to the Consultant.

                                       B-1


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     3.   Payment in the Form of Common Stock.
          -----------------------------------

          (a) In lieu of payment of the Base Compensation and/or the Bonus Compensation in the form of cash or cash equivalents as set forth in Paragraph 1
                                                                     -----------
and Paragraph 2 above, the Consultant may, at any time prior to IEN's issuance
    -----------
of such payment(s) in cash or cash equivalents, elect to receive a number of shares of the common stock of IEN, $0.10 par value per share (the "Common
                                                                   ------
Stock"), which number of shares will be determined by dividing (x) the amount
-----
owed by IEN to the Consultant pursuant to the Consulting Agreement to which this Appendix B is attached by (y) the average market price of the Common Stock for the ten (10) trading days prior to the Valuation Date (as defined hereinafter).

          (b) Notwithstanding the foregoing subparagraph (a) of this paragraph 3, the number of shares of Common Stock issuable hereunder may not exceed an aggregate of twenty percent (20%) of the total outstanding shares of Common Stock, subject to adjustment for stock dividends, splits, combinations and similar events.

          (c)  Valuation Date. For purposes of paragraph 3(a) hereof, the
               --------------
Valuation Date will be that date upon which IEN receives written notice of the Consultant's election to be paid in shares of Common Stock in lieu of cash.

     4.   Reimbursement of Reasonable Expenses. Consultant will receive full
          ------------------------------------
reimbursement of reasonable expenses incurred by the Consultant in connection with the performance of the Services set forth on Exhibit B annexed hereto,
                                                  ---------
which reimbursements IEN will pay to the Consultant net thirty (30) days upon IEN's receipt of a true, correct, complete and auditworthy invoice, provided that IEN has requested Consultant to incur such expenses.

                                       B-2


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                                   Appendix C

     IEN agrees that the following Inventions were conceived or made and patents obtained or applied for by Consultant prior to the Effective Date of the Consulting Agreement between IEN and Consultant, and are therefore excluded from the Consulting Agreement.

                             Consultant's Inventions
                             -----------------------

NONE.

                                      C-1